Exhibit 99.1

FIDELITY D & D BANCORP, INC.

PRESS RELEASE

Date: April 19, 2006

Contacts:

Steven C. Ackmann	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.

FIRST QUARTER 2006 FINANCIAL RESULTS

Dunmore, PA — Fidelity D & D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced net income for the  quarter ended March 31, 2006 of $1,032,000 compared to $1,019,000 for the same quarter of 2005. Diluted earnings per share was $0.50 for each of the quarters ended March 31, 2006 and 2005.

Net interest income was $4,230,000 for the quarter ended March 31, 2006, showing a slight decrease of $46,000, or 1%, from the $4,276,000 recorded during the same quarter of 2005.

Although total interest income increased by $919,000, or 13%, from $6,974,000 to $7,893,000, interest expense increased by $965,000, or 36%, from $2,698,000 to $3,663,000 for the quarters ended March 31, 2005 and 2006, respectively. Yields on earning assets continued to improve during the first quarter of 2006, producing more interest income compared to the same period last year. However, the increased market rates on deposits and short-term borrowings have pushed interest costs higher. As an overall result, the net interest margin decreased 14 basis points to 3.34% in the first quarter of 2006, compared to 3.48% for the first quarter of 2005.

During the first quarter of 2006, the provision for loan losses was $75,000 compared to $80,000 in the same quarter of 2005. The allowance for loan losses was 1.37% of total loans at March 31, 2006, down from 1.56% at March 31, 2005. These results prove the sustained effort to control the Bank’s credit quality.

Total other income recorded for the quarter ended March 31, 2006 was $1,127,000 compared with $748,000 for the same quarter in 2005. Improved service charges and fees along with gains recorded in the first quarter of 2006, in contrast to $266,000 of losses recorded in the same period of 2005, produced a $380,000 net increase in other income compared to the first quarter of 2005.

Total other operating expenses increased 10%, from $3,566,000 to $3,921,000 for the quarters ending March 31, 2005 and 2006, respectively. The operating expense increase resulted primarily from added salary and benefit expenses, due to a higher number of full-time equivalent employees during 2006. Equipment maintenance, supply costs and other expenses increased in the first quarter of 2006 over 2005. Many of these increases resulted from incurring the operating expense earlier in 2006 in comparison to 2005.

“The Federal Reserve’s efforts to increase short-term rates coupled with the market’s demand for longer term issues has created a difficult environment for banks, causing pressure on margins.” said Steve Ackmann, President and CEO. “We continue to closely manage our pricing strategies to optimize our ability to profit in this rate environment.”

The Company’s total assets were $569,287,000 at March 31, 2006 compared to $544,061,000 at December 31, 2005.

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 12 community banking offices and 20 ATM locations.

For more information please visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

At Period End:	March 31, 2006	December 31, 2005
Assets
Total cash and cash equivalents	$10,486,895	$12,594,540
Investment securities	116,205,852	97,678,573
Federal Home Loan Bank Stock	4,699,000	4,628,200
Loans and leases	417,049,567	409,557,328
Allowance for loan losses	(5,716,473)	(5,984,649)
Premises and equipment, net	11,543,777	11,683,148
Life insurance cash surrender value	7,962,307	7,891,898
Other assets	7,055,858	6,011,660

Total assets	$569,286,783	$544,060,698

Liabilities
Non-interest-bearing deposits	$67,692,897	$70,361,086
Interest-bearing deposits	340,811,377	309,137,554
Total deposits	408,504,274	379,498,640
Short-term borrowings	27,422,536	28,772,997
Long-term debt	81,029,348	83,704,188
Other liabilities	3,396,492	3,238,844
Total liabilities	520,352,650	495,214,669

Shareholders’ equity	48,934,133	48,846,029

Total liabilities and shareholders’ equity	$569,286,783	$544,060,698

Average Quarterly Balances:	March 31, 2006	December 31, 2005
Assets
Total cash and cash equivalents	$10,654,773	$9,958,499
Investment securities	117,482,664	106,836,106
Loans and leases, net	408,418,489	398,021,831
Premises and equipment, net	11,647,257	11,297,689
Other assets	12,508,922	13,299,448

Total assets	$560,712,105	$539,413,573

Liabilities
Non-interest-bearing deposits	$66,195,050	$66,163,112
Interest-bearing deposits	330,301,631	300,187,888
Total deposits	396,496,681	366,351,000
Short-term borrowings and long-term debt	111,943,866	121,063,406
Other liabilities	3,096,023	3,653,059
Total liabilities	511,536,570	491,067,465

Shareholders’ equity	49,175,535	48,346,108

Total liabilities and shareholders’ equity	$560,712,105	$539,413,573

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	March 31, 2006	March 31, 2005
Interest income
Loans and leases	$6,630,776	$5,781,378
Securities and other	1,262,661	1,192,907

Total interest income	7,893,437	6,974,285

Interest expense
Deposits	2,396,906	1,556,239
Borrowings and debt	1,266,222	1,142,242

Total interest expense	3,663,128	2,698,481

Net interest income	4,230,309	4,275,804

Provision for loan losses	75,000	80,000
Other income	1,127,265	747,613
Other expenses	3,921,190	3,565,912
Provision for income taxes	329,753	358,116
Net income	$1,031,631	$1,019,389

Selected financial ratios and other data (1):

	Three months ended March 31,
Selected returns and financial ratios	2006	2005
Diluted earnings per share	$0.50	$0.50
Dividends per share	$0.22	$0.20
Yield on interest-earning assets (FTE)	6.13%	5.62%
Cost of interest-bearing liabilities	3.36%	2.58%
Net interest spread	2.77%	3.04%
Net interest margin	3.34%	3.48%
Return on average assets	0.75%	0.77%
Return on average equity	8.51%	8.85%
Efficiency ratio	71.39%	69.28%
Expense ratio	2.04%	2.11%

Other data

	As of March 31,
	2006	2005
Book value per share	$23.93	$22.79
Equity to assets	8.60%	8.56%
Allowance for loan losses to:
Total loans	1.37%	1.56%
Non-accrual loans	64.67%	65.76%
Non-accrual loans to net loans	2.15%	2.41%
Non-performing assets to total assets	1.60%	1.84%

(1) Per share data, for 2005, has been adjusted to reflect the retroactive effect of a 10% stock dividend paid on February 15, 2006.